UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9363 Towne Centre Drive, Suite 200

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05            Costs Associated with Exit or Disposal Activities.

On October 1, 2013, Mirati Therapeutics, Inc. (the “Company”) announced that it expects to terminate approximately 27 employees, or approximately 75% of the Company’s total workforce, in connection with the closure of its Montreal, Quebec and Princeton, New Jersey offices (the “Restructuring”). The offices are being closed due to the Company consolidating its operations to the San Diego facility. The Company plans to partially offset this reduction in force by hiring additional personnel in the San Diego facility and by engaging third party services providers to perform certain functions. The Company’s Board of Directors approved the Restructuring on September 25, 2013.  The Company expects the terminations and office closures to be substantially completed by March 31, 2014.

The Company expects that it will incur pre-tax charges of approximately $1.5 million relating to the office closures, consisting of approximately $0.9 million in one-time cash severance payments and related benefits, approximately $0.2 million in office closing costs, and approximately $0.4 million in asset impairment charges. The Company expects to recognize substantially all of the pre-tax charges by the first quarter of 2014.  Approximately $1.1 million of these charges are expected to result in future cash expenditures. The numbers set forth above are good faith estimates made as of the date of this filing and may change as a result of a number of factors, including the timing of the terminations and office closure.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2013	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum, M.D., Ph.D.
Charles M. Baum, M.D., Ph.D.
President and Chief Executive Officer

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